UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Keystone Consolidated Industries, Inc.
(Name of Registrant as Specified in Its Charter)

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April 14, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Keystone Consolidated Industries, Inc. that will be held on Tuesday, May 19, 2009, at 10:00 a.m., local time, at Keystone’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas.  The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on the enclosed proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in Keystone’s bylaws.

                                                                Sincerely,

                  Glenn R. Simmons, Chairman of the Board

Keystone Consolidated Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1740 Dallas, Texas 75240

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 19, 2009
To the Stockholders of
Keystone Consolidated Industries, Inc.:

The Annual Meeting of Stockholders of Keystone Consolidated Industries, Inc., a Delaware corporation, will be held on Tuesday, May 19, 2009, at 10:00 a.m., local time, at the offices of Keystone at 5430 LBJ Freeway, Suite 1740, Dallas, Texas, for the following purposes:

(1)	To elect the five director nominees named in the proxy statement to serve until the 2010 Annual Meeting of Stockholders; and

(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 31, 2009 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote as instructed on the accompanying proxy card or voting instruction form as promptly as possible in order to ensure your shares are represented and voted in accordance with your wishes.  If you choose, you may still vote in person at the meeting even though you previously submitted your proxy card.

          By Order of the Board of Directors,

                                                                                                                                       Sandra K. Myers, Secretary

Dallas, Texas
April 14, 2009

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 19, 2009.

This proxy statement and annual report to stockholders (including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008) are available at www.keystoneconsolidated.info/investor.

i

GLOSSARY OF TERMS

“2008 Form 10-K” means our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC on March 12, 2009.

“Computershare” means Computershare Investor Services, L.L.C., our stock transfer agent.

“CompX” means CompX International Inc., one of our publicly held sister corporations that manufactures security products, furniture products and high performance marine components.

“Contran” means Contran Corporation, our parent corporation.

“independent directors” means the following directors:  Thomas E. Barry, Paul M. Bass, Jr., and Donald P. Zima.

 “ISA” means an intercorporate services agreement between or among Contran related companies pursuant to which employees of one or more related companies provide certain services, including executive officer services, to another related company on a fixed fee basis.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

 “Keystone,” “us,” “we” or “our” means Keystone Consolidated Industries, Inc.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held sister corporations that is an international manufacturer of titanium dioxide pigments.

“named executive officer” means any person named in the 2008 Summary Compensation table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held sister corporations that is a diversified holding company with principal investments in Kronos Worldwide and CompX.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 31, 2009, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2009 annual meeting of our stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TIMET” means Titanium Metals Corporation, one of our publicly held sister corporations that is an integrated producer of titanium metals products.

“Valhi” means Valhi, Inc., one of our publicly held sister corporations that is a diversified holding company with principal investments in Kronos Worldwide and NL.

.

ii

Keystone Consolidated Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1740
Dallas, Texas  75240

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2009 Annual Meeting of Stockholders to be held on Tuesday, May 19, 2009 and at any adjournment or postponement of the meeting.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  The notice, this proxy statement, the accompanying proxy card or voting instruction form and our Annual Report to Stockholders, which includes the 2008 Form 10-K, are first being mailed on or about April 14, 2009 to the holders of our common stock at the close of business on March 31, 2009.   Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain capitalized or other terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:           What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the election of the five directors named in this proxy statement and any other matter that may properly come before the meeting.

Q:           How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR each of the nominees for director named in this proxy statement.

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 31, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 12,101,932 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:           How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you must follow the instructions from your nominee on how to vote your shares.

If you are a stockholder of record, you may:

•	vote over the internet at www.investorvote.com/kycn;

•	vote over the telephone by using the voting procedures set forth on the proxy card;

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or

•	vote in person at the annual meeting;

If you execute a proxy card but do not indicate how you would like your shares voted for one or more of the director nominees named in this proxy statement, the agents will vote FOR the election of each such director nominee and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the meeting.

Q:           Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to receive proxies and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:           May I change or revoke my proxy or voting instructions?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions at any time before the meeting in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date;

•	changing your vote on www.investorvote.com/kycn;

•	using the telephone voting procedures set forth on the proxy card; or

•	voting in person at the meeting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions from your nominee on how to change or revoke your voting instructions.

Q:           What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.  Brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares.  If such a broker/nominee who is entitled to vote on a routine matter delivers an executed proxy card and votes on some matters and not others, a matter not voted on is referred to in this proxy statement as a “broker/nominee non-vote.”  Abstentions and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee or approve any other matter?

A:
A plurality of the affirmative votes of the holders of our outstanding shares of common stock represented and entitled to be voted at the meeting is necessary to elect each director nominee named in this proxy statement.  The accompanying proxy card or voting instruction form provides space for you to withhold authority to vote for any of such director nominees.  The election of directors is a routine matter on which a broker/nominee has discretionary authority to vote if such broker/nominee does not receive voting instructions from the beneficial holder of the shares to be voted.  Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees.  However, since director nominees need only receive the plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares represented and entitled to vote at the meeting.  Abstentions and broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q:           Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

CONTROLLING STOCKHOLDER

Contran owns 61.7% of our outstanding common stock as of the record date.  Contran has indicated its intention to have its shares of our common stock represented at the meeting and voted FOR the election of each of the director nominees named in this proxy statement.  If Contran attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all the nominees to the board of directors named in this proxy statement.

SECURITY OWNERSHIP

Ownership of Keystone.   The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our directors and executive officers as a group.  See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Keystone Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	-0-	(4)	-0-
Contran Corporation (3)	7,462,230	(4)	61.7%
Annette C. Simmons (3)	13,457	(4)	*
	7,475,687	(4)	61.8%

Corsair Capital Management, L.L.C. (5)	1,701,022	(5)	14.1%

Thomas E. Barry	-0-		-0-
Paul M. Bass	-0-		-0-
Glenn R. Simmons	-0-	(4)	-0-
Steven L. Watson	-0-	(4)	-0-
Donald P. Zima	-0-		-0-

David L. Cheek	-0-		-0-
Bert E. Downing, Jr.	-0-		-0-
C. Vic Stirnaman	-0-		-0-
John M. Thomas	-0-		-0-
All our directors and executive officers as a group (8 persons)	-0-	(4)	-0-

——————————
*           Less than 1%.

(1)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 12,101,932 shares of our common stock outstanding as of the record date.

(3)	The business address of Contran Corporation, Harold C. Simmons, and Annette C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4)
Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts.  Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.  Mr. Simmons is also the chairman of the board of Contran.

By virtue of the holding of his office with Contran, Contran’s stock ownership and his services as trustee, as described above, (a) Harold C. Simmons may be deemed to control us and (b) Mr. Simmons may be deemed to possess indirect beneficial ownership of the shares or our common stock directly held by Contran.  However, Mr. Simmons disclaims beneficial ownership of any shares beneficially owned, directly or indirectly, by Contran.

All of our directors or executive officers who are also directors or executive officers of Contran disclaim beneficial ownership of the shares of our common stock that Contran directly holds.

Annette C. Simmons is the wife of Harold C. Simmons.  She is the direct owner of 13,457 shares of our common stock.  Mr. Simmons may be deemed to share indirect beneficial ownership of such shares.  Mr. Simmons disclaims all such beneficial ownership.

Messrs. Glenn R. Simmons and Watson are directors and officers of Contran.

Shares owned directly by Contran may be held in margin accounts at brokerage firms.  Under the terms of the margin account agreements, stocks and other assets held in these accounts may be pledged to secure margin obligations under these accounts.

(5)
Based on Amendment No. 1 to Schedule 13G dated July 14, 2008 filed with the SEC by Corsair Capital Partners, L.P. (“Corsair Capital”), Corsair Long Short Partners, L.P. (“Corsair Long Short”), Corsair Select, L.P. (“Corsair Select”), Corsair Capital Partners 100, L.P. (“Corsair 100”), Corsair Select 100, L.P. (“Corsair Select 100”), Corsair Capital Investors, Ltd. (“Corsair Investors”), Corsair Capital Management, L.L.C. (“Corsair Management”), Jay R. Petschek and Steven Major.  These entities and persons share voting and dispositive power over the following shares of our common stock:

Entity or Person	Shares over Which Entity or Person Shares Voting and Dispositive Power

Corsair Capital	732,228
Corsair Long Short	3,400
Corsair Select	789,549
Corsair 100	45,656
Corsair Select 100	35,811
Corsair Investors	94,378
Corsair Management	1,701,022
Mr. Petschek	1,701,022
Mr. Major	1,701,022

Corsair Management is the investment manager of Corsair Capital, Corsair Long Short, Corsair Select, Corsair 100, Corsair Select 100 and Corsair Investors. Messrs. Petschek and Major are the controlling persons of Corsair Management.  The principal business address for each of Corsair Capital, Corsair Long Short, Corsair Select, Corsair 100, Corsair Select 100, Corsair Management, Mr. Petschek and Mr. Major is 350 Madison Avenue, 9th Floor, New York, New York 10017.  The principal business address of Corsair Investors is c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, 113 South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our own common stock and acquisitions or dispositions of securities issued by related entities.

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  The board of directors has currently set the number of directors at five and recommends the five director nominees named in this proxy statement for election at our 2009 annual stockholder meeting.  The directors elected at the meeting will hold office until our 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the annual meeting, all shares represented by a proxy card will be voted FOR an alternate nominee to be selected by the board of directors, unless the stockholder executing such proxy card withholds authority to vote for such nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  The respective nominees have provided the following information.

Thomas E. Barry, age 65, has served on our board of directors since October 2008.  Dr. Barry is vice president for executive affairs at Southern Methodist University and has been a professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 2004.  He also serves as a director of Valhi and is a member of Valhi’s audit committee and management development and compensation committee.  He is a member of our audit committee and management development and compensation committee.  He previously served on our board of directors from 1989 to 2005.

Paul M. Bass, Jr., age 73, has served on our board of directors since 1989.  Mr. Bass also serves as a director of CompX.  From prior to 2004, Mr. Bass has served as vice chairman of First Southwest Company, a privately owned investment banking firm.  He is chairman emeritus and continues to serve on the board of trustees of the Southwestern Medical Foundation, a foundation that supports and promotes The University of Texas Southwestern Medical Center.  Mr. Bass is a member of CompX’s audit committee and our audit committee, chairman of CompX’s management development and compensation committee, chairman of our management development and compensation committee, and a member of our master trust committee.

Glenn R. Simmons, age 81, has served as our chairman of the board since 1986.  Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 2004.  Mr. Simmons also serves as chairman of the board of CompX and as a director of Kronos Worldwide, NL and TIMET.  Mr. Simmons has been an executive officer or director of various companies related to Contran since 1969.  He is a brother of Harold C. Simmons.  Mr. Simmons is chairman of our master trust committee.

Steven L. Watson, age 58, has served on our board of directors since 2000.  Mr. Watson has been chief executive officer of Valhi and president and a director of Valhi and Contran since prior to 2004.  He has served as chief executive officer of Kronos Worldwide since February 2009, and as vice chairman of the board of Kronos Worldwide since 2004, chief executive officer of TIMET since 2006 and vice chairman of the board of TIMET since 2005.  Mr. Watson also serves as a director of CompX and NL. Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.  Mr. Watson is a member of our master trust committee.

Donald P. Zima, age 76, has served on our board of directors since 2005.  Mr. Zima served as chief financial officer to Stericycle, Inc., a publicly held medical and pharmaceutical waste management company, from 2003 to 2004 and as vice president and chief financial officer of Scherer Healthcare, Inc., a publicly held waste management company for health care facilities and a distributor of over-the-counter health care products, from 2000 to 2003.  He is chairman of our audit committee and a member of our management development and compensation committee.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Glenn R. Simmons is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Glenn R. Simmons	81	Chairman of the Board
David L. Cheek	59	President and Chief Executive Officer
C. Vic Stirnaman	61	Executive Vice President and Chief Operating Officer
Bert E. Downing, Jr.	52	Vice President, Chief Financial Officer, Corporate Controller and Treasurer

David L. Cheek has served as our president and chief executive officer since 2004.

C. Vic Stirnaman has served as our executive vice president and chief operating officer since January 2009.  From August 2005 to January 2009 he was our executive vice president.  He served as director, human resources of Keystone Steel & Wire, a division of ours, from 1997 to 2005.

Bert E. Downing, Jr. has served as our vice president and chief financial officer, corporate controller and treasurer since prior to 2004.

In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from bankruptcy proceedings in 2005.  As noted above, Messrs. Simmons, Cheek and Downing were executive officers of ours in 2004.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Although we are presently not listed on the NYSE, the board has elected, pursuant to SEC rules, to apply the listing standards of the NYSE to determine the independence of our directors and not to adopt categorical standards for independence other than the NYSE standards.  Applying the NYSE director independence standards without any additional categorical standards, the board of directors has determined that each of Thomas E. Barry, Paul M. Bass, Jr. and Donald P. Zima is independent and has no material relationship with us other than serving as our directors.  Accordingly, our current board of directors has a majority of independent directors, and we believe that if all the director nominees named in this proxy statement are elected at the annual meeting, our board of directors will continue with a majority of independent directors.

In determining that Dr. Barry has no material relationship with us, the board of directors considered the following relationship:

•	in 2007, Harold C. Simmons and his wife, Annette C. Simmons, made a commitment to donate $20 million to Southern Methodist University, of which Dr. Barry is a vice president;

•	the commitment is for contributions of $10 million in 2008 and $5 million in each of 2009 and 2010; and

•	$10 million is less than 2% of SMU’s consolidated gross revenues and approximately 2% of SMU’s consolidated gross revenues net of scholarship allowances for its most recently completed fiscal year.

In determining that Mr. Bass has no material relationship with us, the board of directors considered the following relationships:

•	Contran’s employment of his son as a lawyer in its legal department;

•
in 2005, 2006 and 2007, Annette C. Simmons, the wife of Harold C. Simmons, contributed shares of TIMET common stock of approximately $1.0 million, $10.1 million and $11.1 million in value, respectively, to the Southwestern Medical Foundation for the benefit of The University of Texas Southwestern Medical School, Parkland Memorial Hospital or Kalispell Community Regional Medical Center for Breast Cancer and Mr. Bass serves on the board of trustees of the Southwestern Medical Foundation;

•
in 2007, the Foundation, of which Harold C. Simmons is the chairman of the board, contributed shares of TIMET common stock of approximately $1.0 million and $0.8 million in value to the Southwestern Medical Foundation for the benefit of Zale Lipshy University Hospital and The University of Texas Southwestern Medical School, respectively, and Mr. Bass serves on the board of trustees of the Southwestern Medical Foundation;

•
in 2008, a subsidiary of Contran contributed shares of TIMET and Valhi common stock of approximately $7.5 million in the aggregate to the Southwestern Medical Foundation and Mr. Bass serves on the board of trustees of Southwestern Medical Foundation; and

•
First Southwest Company, of which Mr. Bass is the vice chairman of the board, served as a market maker for our common stock until December 31, 2008 and Harold C. Simmons, Contran and its related entities or persons execute trades on a regular basis with First Southwest Company.

Our board of directors determined that Mr. Bass did not have a direct or indirect material interest in these transactions based on representations from him that:

•	Mr. Bass’ son is an adult who does not reside with his father and who will not perform services for us while employed by Contran;

•	he receives no compensation for serving on the board of trustees of Southwestern Medical Foundation;

•
the aggregate brokerage commissions paid to First Southwest Company by Mr. Simmons and Contran related entities or persons over each of the last three years did not exceed $300,000 and represented less than 0.3% of the consolidated gross revenues of First Southwest Company for each of those years; and

•
we did not compensate First Southwest Company for serving as a market maker in our common stock and the broker relationship with Harold C. Simmons, Contran and its related entities or persons and First Southwest Company is solely a business relationship that does not afford Mr. Bass any special benefit.

Because of Contran’s ownership of 61.7% of our common stock, we would be considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a compensation, nominating or corporate governance committee or charters for these committees.  Accordingly, we have chosen not to have a charter for our compensation committee and not to have a nominating or corporate governance committee or charters for those committees.  Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full board of directors.

2008 Meetings and Standing Committees of the Board of Directors.  The board of directors held five meetings in 2008.  Each director participated in at least 80% of such meetings and of the 2008 meetings of the committees on which he served at the time.  It is expected that each director will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  All of our directors attended our 2008 annual stockholder meeting.

The board of directors has established and delegated authority to three standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in our amended and restated audit committee charter.  Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Thomas E. Barry is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Donald P. Zima (chairman), Paul M. Bass, Jr. and Thomas E. Barry.  Our audit committee held five meetings in 2008.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to review, approve and administer certain matters regarding our employee benefit plans or programs, including annual incentive compensation awards; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

The management development and compensation committee may delegate to its members or Keystone’s officers any or all of its authority as it may choose subject to certain limitations of Delaware law on what duties directors may delegate.  The committee has not exercised this right of delegation.  The board of directors has determined that each of the members of our management development and compensation committee is independent by applying the NYSE director independence standards without additional categorical standards as discussed above.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Paul M. Bass, Jr. (chairman), Thomas E. Barry and Donald P. Zima.  Our management development and compensation committee did not meet in 2008.

Master Trust Committee. The master trust committee oversees our investment in The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee benefit plans Contran and related entities adopt, including the investment in the CMRT by the Keystone Master Trusts I & II, our master trusts that maintain the assets of certain of our employee benefit plans.  The current members of our master trust committee are Glenn R. Simmons (chairman), Paul M. Bass, Jr. and Steven L. Watson.  The master trust committee did not meet in 2008.

Stockholder Proposals and Director Nominations for the 2010 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 15, 2009 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2010.  Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on our books, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders.  Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

The board of directors has no specific minimum qualifications for director candidates.  The board of directors will consider a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees.  Historically, our management has recommended director nominees to the board of directors.  Because we are a controlled company, the board of directors believes that additional policies or procedures with regard to the consideration of director candidates recommended by its stockholders are not appropriate.

For proposals or director nominations to be brought at the 2010 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than March 1, 2010.  Proposals and nominations should be addressed to our corporate secretary at Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697.

Communications with Directors.  Stockholders who wish to communicate with the board of directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communications, or summaries of such communications, will be forwarded to the chairman of our audit committee.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our acting general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, our management development and compensation committee is composed of Paul M. Bass (chairman), Dr. Thomas E. Barry and Donald P. Zima.  No member of the committee:

•	was an officer or employee of ours during 2008 or any prior year;

•	had any related party relationship with us that requires disclosure under applicable SEC rules; or

•	had an interlock relationship under applicable SEC rules.

For 2008, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, our chairman of the board is on the board of directors of Contran and Contran employs him and Mr. Watson, each of whom serves as one of our directors.  For the portions of the 2008 ISA charge under our ISA with Contran we paid for the services of our chairman of the board and Mr. Watson, see the 2008 Summary Compensation table and the 2008 Director Compensation table in this proxy statement, respectively.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specific delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law.

Availability of Corporate Governance Documents.  A copy of each of our audit committee charter and code of business conduct and ethics is available without charge, by sending a written request to the attention of our corporate secretary at Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AND OTHER INFORMATION

Compensation Discussion and Analysis.  This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  We employed four of our named executive officers in each of 2006, 2007 and 2008.  Our chairman of the board is an employee of Contran who provided his services to us in each of the last three years under our ISA with Contran.  For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

Compensation of Our Named Executive Officers Employed by Us

In each of the last three years, we employed the following named executive officers:

Name	Position(s)

David L. Cheek	President and Chief Executive Officer
C. Vic Stirnaman	Executive Vice President and Chief Operating Officer
Bert E. Downing, Jr.	Vice President, Chief Financial Officer, Corporate Controller and Treasurer
John M. Thomas	Former Vice President – Structural Products

Overview

Prior to 2008, we decided to forego long-term compensation (other than defined contribution plans, defined benefit plans and nonqualified deferred compensation plans available to certain employees), and implemented a compensation program that is primarily cash-based, with minimal perquisites, if any.  Our objectives for the primarily cash-based compensation program as it relates to our senior officers, including all of our named executive officers employed by us, are to:

•	have a total individual compensation package that is easy to understand;

•	encourage them to maximize long-term stockholder value; and

•
achieve a balanced competitive compensation package that would attract and retain highly qualified senior officers and appropriately reflect each such officer’s individual performance, contributions and general market value.

In furtherance of our objectives and in an effort to separate annual operating planning from annual incentive compensation, we implemented discretionary incentive compensation awards for our senior officers.  As a result, compensation for our named executive officers employed by us primarily consists of base salaries and annual discretionary incentive compensation awards.

We do not base our employed named executive officer compensation on any specific measure of, or formula based upon, our financial performance, although we do consider our financial performance as one factor in determining the compensation of our employed named executive officers.  We determine the amount of each component of such compensation solely in our collective business judgment and experience, without performing any independent market research.  We do not enter into any written employment agreements with our employed named executive officers.

Base Salaries. We have established the annual base salaries for our employed named executive officers on a position-by-position basis, based on responsibility and experience.  We pay this portion of each of our employed named executive officer’s compensation to provide him with a reliable amount of compensation for the year, subject to his continued at-will employment and satisfactory performance of his services at the level of his responsibilities.  Our chief executive officer has the responsibility to conduct annual internal reviews of our employed named executive officer salary levels, other than his own, in order to rank salary, individual performance and job value to each position.  He then makes recommendations on salaries, other than his own, to our chairman of the board and then to our management development and compensation committee.  The chairman of the board makes recommendations on our chief executive officer’s salary to the committee.  The committee reviews the recommendations regarding changes in salaries for executive officers and may take such action, including modifications to the recommendations, as it deems appropriate.  The recommendations of our chief executive officer and our chairman of the board and the determinations of our management development and compensation committee are based on our evaluations of the past year annual base-salary amounts with adjustments made as a result of our past and expected future financial performance, inflation, past and potential future individual performance and contributions or alternative career opportunities that might be available to our named executive officers employed by us, without performing any independent market research.  Other than an increase in the base salary of C. Vic Stirnaman upon his promotion to chief operating officer on January 5, 2009, there have been no changes in base salaries for our chief executive officer and other two employed named executive officers since November 2006. The salaries for our named executive officers employed by us in each of the last three years are disclosed in their salary column in the Summary Compensation table below.

Annual Incentive Compensation. We pay discretionary annual incentive cash compensation to each of our employed named executive officers to motivate them to achieve higher levels of performance in attaining our corporate goals and reward them for such performance.  We determine the amount of any such incentive compensation we pay our named executive officers employed by us on a year-end discretionary evaluation of each such officer’s responsibility, performance, attitude and potential, rather than any specific financial measure.  The amount of the discretionary annual incentive compensation award is also influenced by the amount of the named executive officer’s base salary and prior year annual incentive compensation award as well as our financial performance, although we do not utilize any specific formula to reflect these factors.  We based our 2008 incentive compensation awards primarily upon the chairman of the board’s recommendation regarding the chief executive officer, the chief executive officer’s recommendations regarding the other named executive officers employed by us and the determinations of our management development and compensation committee, which may take such action, including modifications to the recommendations, as it deems appropriate.  No specific overall performance measures were utilized and there is no specific relationship between overall performance measures and an executive’s incentive compensation award, although we did consider our financial performance as one factor in determining such award.  Additionally, there is no specific weighing of factors considered in the determination of incentive compensation awards paid to these executive officers.  The 2008 discretionary incentive compensation awards are disclosed in the bonus column in the Summary Compensation table below.

We approved discretionary incentive compensation awards for our employed named executive officers employed by us in the last three years as a percentage of the officer’s base salary as follows.

	Discretionary Incentive Compensation Awards as a Percentage of Base Salary for Years
Named Executive Officer	2006 (1)	2007 (1)	2008 (1)

David L. Cheek	46.7%	0%	44.0%
C. Vic Stirnaman	61.8%	0%	76.7%
Bert E. Downing, Jr.	52.6%	0%	56.0%
John M. Thomas	98.4%	0%	72.5%
——————————
(1)	These awards were approved by our management development and compensation committee and paid no later than the first quarter of the following year for performance in the prior year.

Defined Benefit Plans. Historically, we have maintained qualified, noncontributory defined benefit plans that provide defined retirement benefits to various groups of eligible employees.  All of our employed named executive officers participate in one of our defined benefit plans.  For a description of the benefits under this plan, see the Pension Benefits below.  The increases or decreases for financial statement reporting purposes in the actuarial present value of the accumulated pension benefit under our plan in each of the last three years for our employed named executive officers are included in the change in pension value and nonqualified deferred compensation earnings column in the Summary Compensation table.

Defined Contribution Plans. In order to promote retirement savings, we pay discretionary annual contributions to The Employee 401(k) Retirement Plan for Keystone Consolidated Industries, Inc., (the “401(k) Plan”), a Section 401(k) defined contribution plan.  For the 2007 plan year, in March 2008, upon the recommendation of our chief executive officer and the approval of our board of directors, we contributed, subject to certain limitations under the plan and the Internal Revenue Code of 1986, as amended, matching contributions of approximately $640,000, in the aggregate, based on up to the first 5.0% of a given participant’s eligible compensation.  For the 2008 plan year, in March 2009, upon the recommendation of our chief executive officer and the approval of our board of directors, we contributed, subject to certain limitations under the plan and the U.S. Internal Revenue Code of 1986, as amended, matching contributions of approximately $702,000, in the aggregate, based on up to the first 5.0% of a given participant’s eligible compensation.  Each of Messrs. Cheek, Stirnaman, Downing and Thomas received such contributions for each of the last three years, which are disclosed in their respective all other compensation column in the Summary Compensation table.

Nonqualified Deferred Compensation.  We have entered into deferred compensation agreements with certain of our named executive officers to compensate them for certain income restrictions that affected their participation level under our pension plans and defined contribution plans.  Messrs. Cheek and Downing have such deferred compensation agreements whereby we accrue to unfunded reserve accounts, amounts attributable to certain limits under the U.S. Internal Revenue Code of 1986, as amended, with respect to our 401(k) plan and our pension plan.  Mr. Stirnaman also became covered under such a deferred compensation agreement in January 2009.  These amounts are payable in a lump sum within six months after the date of his retirement, disability, or termination of employment or to his beneficiaries upon his death.

The agreements for these unfunded reserve accounts provide that the balance of such accounts accrue credits in lieu of interest compounded quarterly.  Pursuant to the rules of the SEC, the amounts shown in the Summary Compensation table represent the portion of the credit accruals to the unfunded reserve accounts that exceeds 120% of the applicable federal long-term rate as prescribed by the U.S. Internal Revenue Code of 1986, as amended.  The rate used for such computations was the rate in effect on December 31, 2006, 2007 and 2008, the dates that the credit accruals for these years were credited to the unfunded reserve accounts.

For a description of these agreements and additional information regarding their deferred compensation reserve accounts, see the Nonqualified Deferred Compensation section below.

Compensation of Our Named Executive Officers Employed by Contran

For each of the last three years, we paid a fee to Contran for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors.  Such services provided under this ISA included the services of our chairman of the board.  The nature of the duties for the services he provides to us under this ISA is consistent with the duties normally associated his title as chairman of the board.  He also serves as an executive officer of Contran.

The charges under this ISA reimburse Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of this proxy statement for the aggregate amount we paid to Contran in 2008 under this ISA.  Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of Mr. Glenn R. Simmons with Contran and certain of its other publicly-held subsidiaries.  The portion of the annual charge we paid for each year to Contran under this ISA attributable to Mr. Simmons’ services and the amount we pay for his director services is set forth in the Summary Compensation table below.  The amount charged under the ISA for his services and his cash director fees are not dependent upon our financial performance.

We believe the cost of the services received under the ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the last quarter of the prior year and the early part of the current year, Contran’s senior management estimates the number of hours (out of a standard 2,080-hour year) that each Contran employee, including Mr. Glenn R. Simmons, is expected to devote in such current year to Contran and its subsidiaries, including us.  Contran’s senior management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on the ratio of the estimated hours of service devoted to each company and the total number of standard hours in a year.  The cost of each officer’s services that is allocated for each of the last three years was the sum of the following:

•	the annualized base salary of such officer at the beginning of each year;

•
the bonus Contran paid or accrued for such officer (other than bonuses for specific matters) in the prior year, which served as a reasonable approximation of the bonus that may be paid or accrued in the current year for such officer; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (17% for 2008 as compared to 19% for 2007 and 21% for 2006) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to the provision of such services.

The overhead factor declined in 2007 as compared to 2006, and further declined in 2008 as compared to 2007, in each case as a result of Contran achieving some economies of scale and being able to spread the fixed costs included in determining the overhead factor over a greater number of employees providing services under various ISAs.

Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of each year, the proposed charge for that year under our ISA with Contran was presented to our independent directors to determine whether they would approve the ISA charge.  Among other things during such presentation, our independent directors were informed of:

•	the quality of the services Contran provides to us, including the quality of the services certain of our executive officers provide to us;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years; and

•	the comparison of the prior year and proposed current year average hourly rate.

In determining whether to approve the proposed ISA fee, our independent directors considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing our named executive officers, in the aggregate and not individually.  After such presentations and following further discussion and review, our independent directors approved the proposed annual ISA charge effective January 1st of each year, with our other directors abstaining, after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under this ISA; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

Our independent directors did not review the compensation policies of Contran because:

•	Mr. Glenn R. Simmons provides services to other companies related to Contran, including Contran itself;

•	the fee we pay to Contran under the ISA each year does not represent all of Contran’s cost of employing him;

•	Contran and its other related companies absorb the remaining amount of Contran’s cost of employing him; and

•	our independent directors consider the other factors discussed above in determining whether to approve the proposed ISA fee for each year.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were somehow to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Deductibility of Compensation

It is our general policy to structure the performance-based portion of the compensation of our executive officers in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Paul M. Bass Chairman of Our Management Development and Compensation Committee	Thomas E. Barry Member of Our Management Development and Compensation Committee	Donald P. Zima Member of Our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by our chief executive officer, chief financial officer and each of our three other named executive officers at December 31, 2008.

2008 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary	Bonus	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total

Current Executive Officers:

Glenn R. Simmons (4)	2008	$130,000	$-0-	$-0-	$-0-	$130,000
Chairman of the Board	2007	131,995	-0-	-0-	-0-	131,995
	2006	131,900	-0-	-0-	-0-	131,900

David L. Cheek	2008	392,006	165,000	42,647	11,500	611,153
President and Chief Executive	2007	386,683	-0-	21,180	11,250	419,113
Officer	2006	370,230	165,000	27,842	11,000	574,072

C. Vic Stirnaman	2008	215,000	165,000	39,744	10,753	430,497
Executive Vice President and	2007	215,000	-0-	15,288	10,751	241,039
Chief Operating Officer	2006	202,196	125,000	24,906	11,000	363,102

Bert E. Downing, Jr.	2008	252,715	140,000	45,445	11,500	449,660
Vice President, Chief	2007	251,568	-0-	14,704	11,250	277,522
Financial Officer, Corporate	2006	248,956	125,000	24,420	11,000	409,376
Controller and Treasurer

Former Executive Officer:

John M. Thomas (5)	2008	200,000	144,995	27,150	11,500	383,645
Vice President – Structural	2007	207,385	-0-	7,988	11,250	226,623
Products	2006	187,500	184,557	6,543	11,000	389,600
______________________________

(1)	Certain non-applicable columns have been omitted from this table.

(2)	The change in pension value and earnings on nonqualified deferred compensation for each executive is as follows:

Name	Year	Change in Pension Value (a)	Above Market Nonqualified Deferred Compensation Earnings (b)	Total

David L. Cheek	2008	$40,875	$1,772	$42,647
	2007	17,601	3,579	21,180
	2006	25,353	2,489	27,842

C. Vic Stirnaman	2008	39,744	-0-	39,744
	2007	15,288	-0-	15,288
	2006	24,906	-0-	24,906

Bert E. Downing, Jr.	2008	44,755	690	45,445
	2007	13,191	1,513	14,704
	2006	23,538	882	24,420

John M. Thomas	2008	27,150	-0-	27,150
	2007	7,988	-0-	7,988
	2006	6,543	-0-	6,543

(a)
For purposes of calculating these changes in the present value of each executive officer’s accumulated benefits, we assumed the following (actual benefits will be based on actual future facts and circumstances):

•	credited service and eligible earnings as of the measurement date for each fiscal year we used for financial statement reporting purposes for these plans would not change;
•	normal retirement at age 65 or December 31, 2008, whichever is later;
•	the commencement of the payments of his benefits under these plans at attaining age 65 or January 1, 2009, whichever is later;
•	payments continuing for the life expectancy derived from a mortality table; and
•
discount rates for present value calculations at December 31, 2006, 2007 and 2008 (the measurement dates used for financial statement reporting purposes for the last three completed fiscal year-ends) of 5.8%, 6.55% and 6.11%, respectively, which rates are the same rates we used for financial statement reporting purposes in determining the present value of our aggregate accumulated benefits for all participants under this plan.

(b)
The balance of the nonqualified deferred compensation reserve accounts accrue credits in lieu of interest compounded quarterly.  Pursuant to SEC rules, the amounts shown above represent the portion of the interest credited that exceeds 120% of the applicable federal long-term rate as prescribed by the U.S. Internal Revenue Code of 1986, as amended.  The applicable federal long-term rate used for such computations was the 120% rate for quarterly compounding in effect for the month of the respective quarter that the credit accrual was added to the account.

(3)	Represents company contributions to our 401(k) plan.

(4)
The amount shown in the Summary Compensation table as salary for Glenn R. Simmons represents the portion of the fees we paid to Contran pursuant to the ISA with respect to the services Mr. Simmons rendered to us and our subsidiaries, as well as the amount we paid to him for director fees.  The components of his salary shown in the Summary Compensation table are as follows:

	2006	2007	2008

Glenn R. Simmons
Contran ISA Fee	$99,900	$98,995	$98,000
Keystone Director Fees Earned or Paid in Cash	32,000	33,000	32,000
	$131,900	$131,995	$130,000

(5)	Mr. Thomas resigned as an executive officer of ours effective as of February 1, 2009.

Pension Benefits.  We maintain qualified, noncontributory defined benefit plans that provide defined retirement benefits to various groups of eligible employees, including executive officers.  Normal retirement age under our pension plan is age 65.  The defined benefit for salaried employees, including officers, is based on a straight life annuity.  An individual’s monthly benefit is the sum of the following:  (a) for credited service prior to January 1, 1981, the amount determined by his or her average monthly cash compensation for the five years of his or her highest earnings prior to January 1, 1981, multiplied by 1.1%, multiplied by the years of credited service, plus (b) for each year of service between 1980 and 1989, the amount determined by the sum of 1.2% multiplied by his or her average monthly cash compensation that year up to the social security wage base and 1.75% multiplied by his or her average monthly cash compensation that year in excess of the social security wage base, plus (c) for each year subsequent to 1989, the amount determined by 1.2% multiplied by his or her average monthly cash compensation that year, but not less than $50.00 per month.

The following table sets forth information regarding the actuarial present value of our named executive officers’ accumulated pension benefits.  Mr. Glenn R. Simmons is not eligible for benefits under this pension plan.

2008 PENSION BENEFITS (1)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (2)

David L. Cheek	Keystone Employees’ Retirement Plan for Active Employees	9	$259,314

C. Vic Stirnaman	Keystone Employees’ Retirement Plan for Active Employees	16	275,704

Bert E. Downing, Jr.	Keystone Employees’ Retirement Plan for Active Employees	15	341,932

John M. Thomas	Keystone Employees’ Retirement Plan for Active Employees	20	244,850
——————————
(1)           Certain non-applicable columns have been omitted from this table.

(2)	For purposes of calculating the present values of each executive’s accumulated benefits, we assumed the following (actual benefits will be based on actual future facts and circumstances):

•	credited service and eligible earnings as of December 31, 2008 (the measurement date used for financial statement reporting purposes) would not change;

•	normal retirement age of 65 or December 31, 2008, whichever is later;

•	the commencement of the payments of benefits under these plans at attaining age 65 or January 1, 2009, whichever is later;

•	payments continuing for a life expectancy derived from a mortality table; and

•
a discount rate for the present value calculation at December 31, 2008 of 6.11%, which rate is the same rate we used for financial statement reporting purposes in determining the present value of our aggregate accumulated benefits for all participants under this plan.

Nonqualified Deferred Compensation.  Each of Messrs. Cheek and Downing have nonqualified deferred compensation agreements whereby we accrue to unfunded reserve accounts for each of their benefit amounts they would have received under our 401(k) plan and our pension plan but for certain limits under the Internal Revenue Code of 1986, as amended.  These amounts are payable to each of Messrs. Cheek or Downing, as applicable, in a lump sum which is six months after the date of his termination of employment, disability, or retirement or, in the event of his death, to his beneficiaries.  Mr. Stirnaman also became covered under such a deferred compensation agreement in January 2009.

The following table sets forth information regarding each executive’s deferred compensation accounts.

2008 DEFERRED COMPENSATION (1)

Name	Registrant Contributions In Last FY	Aggregate Earnings in Last FY (2)	Aggregate Balance at Last FYE (3)

David L. Cheek	$17,006	$7,529	$126,347
Bert E. Downing, Jr.	2,715	2,903	45,287
_____________________________

(1)	Certain non-applicable columns have been omitted from this table.

(2)
The agreements for these unfunded reserve accounts provide that the balance of such accounts accrue credits in lieu of interest compounded quarterly.  The annual rate that these credits accrue in lieu of interest is the prime rate plus 2% and the effective rate for 2008 was 7.09%.  The amounts reported in this column are the entire 2008 aggregate earnings on the credits in lieu of interest while the Summary Compensation table only reports the amount of the accrued credits in lieu of interest that exceeds 120% of the applicable federal long-term rate as prescribed by the Internal Revenue Code of 1986, as amended.

(3)
Except for the amounts in each year of the accrued credits in lieu of interest that exceeds 120% of the applicable federal long-term rate as prescribed by the Internal Revenue Code of 1986, as amended, none of this deferred compensation balance is reported in the Summary Compensation table as compensation.

Director Compensation.  Our directors receive an annual retainer of $25,000 (payable quarterly), a fee of $1,000 per day for each board of directors meeting and/or committee meeting attended, and at an hourly rate of $125 for other services rendered on behalf of our board of directors or its committees not to exceed $1,000 per day.  Directors receive reimbursement for reasonable expenses incurred in attending board of directors and/or committee meetings.  In addition, directors receive annual retainers of $5,000 and $2,000 for serving on the audit committee and each of any other committees, respectively, of the board of directors.  In addition to serving as a director, Mr. Watson provides services to us under our ISA with Contran.

The following table provides information with respect to compensation our directors earned for 2008.

2008 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	All Other Compensation (3)	Total

Thomas E. Barry	$10,000	$ -0-	$10,000
Paul M. Bass, Jr.	43,000	-0-	43,000
Steven L. Watson	32,500	162,000	194,500
Donald P. Zima	39,500	-0-	39,500
_____________________________

(1)
Certain non-applicable columns have been omitted from this table.  See footnote 4 to the Summary Compensation table in this proxy statement for compensation Glenn R. Simmons earned or received from us for director services.

(2)	Represents retainers and meeting fees the director earned for director services he provided to us in 2008, all of which were paid in cash during 2008.

(3)	This amount represents the portion of the annual charge we paid in 2008 under our ISA with Contran attributable to his services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2008 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by our independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties. As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate, and understand that Contran and related entities periodically consider, review and evaluate, such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of Contran, CompX, Kronos Worldwide, NL, TIMET or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as are appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the employees’ cash compensation and an overhead component that takes into account other employment related costs.  Our current ISA with Contran renews on a quarterly basis, subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving a recommendation from our management development and compensation committee.  See the Compensation of Our Named Executive Officers Employed by Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken in approving the aggregate ISA fee charged by Contran to us.

In 2008, we paid Contran fees of $1.8 million for its services under our ISA with Contran.  In 2009, we expect to pay Contran fees of $2.0 million for its services under this ISA.  We also pay director fees and expenses directly to Messrs. Glenn R. Simmons and Watson for their services as our directors.

Insurance Matters.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, purchase certain insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies.  Tall Pines and EWI RE, Inc. (“EWI”) provide for or broker these insurance policies.  Tall Pines is a captive insurance company wholly owned by Valhi, and EWI is a reinsurance brokerage and risk management company wholly owned by NL.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2008, we paid premiums of approximately $3.8 million for insurance policies Tall Pines provided or EWI brokered.  This amount principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  In our opinion, the amounts we paid for these insurance policies and the allocation among us and our related entities of these insurance premiums are reasonable and are less than the costs we would incur if such policies were obtained or brokered through third parties or we secured such policies on a stand-alone basis.  We expect that these relationships with Tall Pines and EWI will continue in 2009.    Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but our independent directors were not asked to approve it.

Simmons Family Matters.  Harold C. Simmons and certain of his family members provide services to us pursuant to our ISA with Contran.  In 2008, Harold C. Simmons and L. Andrew Fleck (a step-son of Harold C. Simmons) provided certain executive consulting and real property management services, respectively, to us pursuant to our ISA.  The portion of the fees we paid to Contran in 2008 pursuant to our ISA for the services of Messrs. Harold C. Simmons and Fleck was not enough to require quantification under SEC rules.  See the Compensation of Our Named Executive Officers Employed by Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2008 ISA fee Contran charged us.  As disclosed in the Summary Compensation table, we paid a portion of the 2008 ISA fee for the services of Mr. Glenn R. Simmons (a brother of Harold Simmons) and cash compensation to him directly for his services as a director for 2008.  We expect similar compensation expenses and ISA charges regarding Messrs. Harold C. and Glenn R. Simmons and Fleck for 2009.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of three directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards promulgated by the SEC under the Sarbanes-Oxley Act of 2002.

Our management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP” and establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)).  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP.  Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process.  In its oversight role, our audit committee reviewed and discussed the audited financial statements with management and with PwC, our independent registered public accounting firm for 2008.   Our audit committee also reviewed and discussed our internal control over financial reporting with management and with PwC.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and our audit committee discussed with PwC that firm’s independence.  Our audit committee also concluded that PwC’s provision of non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2008 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Donald P. Zima Chairman of Our Audit Committee	Paul M. Bass Member of Our Audit Committee	Thomas E. Barry Member of Our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2008.  Our audit committee has appointed PwC to review our quarterly unaudited consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the first quarter of 2009.  We expect PwC will be considered for appointment to:

•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2009 and the first quarter of 2010; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2009.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2007 and 2008.  Additional fees for 2008 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2008 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting.

Type of Fees	2007	2008

Audit Fees (1)	$526,436	$615,334
Audit-Related Fees (2)	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	48,381	-0-

Total	$574,817	$615,334

——————————

(1)	Fees for the following services:

(a)	audits of consolidated year-end financial statements for each year; and
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year; and
(c)	the out-of-pocket costs incurred by PwC in providing all of such services, for which PwC is reimbursed.

(2)	Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and permitted non-audit services the firm provides to us or any of our subsidiaries.  We may not engage the firm to render any audit or permitted non-audit service unless the service is approved in advance by our audit committee pursuant to our amended and restated preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of permitted non-audit services of our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These permitted non-audit services include:

•	audit services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	other permitted non-audit services, such as assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing to us under applicable requirements of the SEC or the Public Company Accounting Oversight Board.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of permitted non-audit services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2008, our audit committee preapproved all PwC’s services provided to us or any of our subsidiaries in compliance with our amended and restated preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

2008 ANNUAL REPORT ON FORM 10-K

A copy of the 2008 Form 10-K is included as part of the annual report mailed to our stockholders with this proxy statement and may also be accessed on our website at www.keystoneconsolidated.com.

ADDITIONAL COPIES

Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more stockholders reside if they appear to be members of the same family.  Each stockholder continues to receive a separate proxy card.  This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions.  If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of our communications, the stockholder should notify his or her broker.  Additionally, we will promptly deliver a separate copy of our 2008 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

To obtain copies of our 2008 annual report or this proxy statement without charge, please mail your request to the attention of Sandra K. Myers, corporate secretary, at Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697, or call her at 972.450.4206.

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

Dallas, Texas
April 14, 2009

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1740

Dallas, Texas  75240

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy – Keystone Consolidated Industries, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KEYSTONE CONSOLIDATED INDUSTRIES, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2009

The undersigned hereby appoints Bert E. Downing, Jr., E. Pierce Marshall, Jr. and Sandra K. Myers, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2009 Annual Meeting of Stockholders (the “Meeting”) of Keystone Consolidated Industries, Inc., a Delaware corporation (“Keystone”), to be held at Keystone’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Tuesday, May 19, 2009, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Keystone standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card. The proxy statement accompanying this proxy is also available on Keystone’s website at www.keystoneconsolidated.info/investor.

THIS PROXY MAY BE REVOKED AS SET FORTH IN THE KEYSTONE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The proxies, if this card is properly executed, will vote in the manner directed on this card.  If no direction is made, the proxies will vote “FOR” all nominees named on the reverse side of this card for election as directors and, to the extent allowed by applicable law, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE.

(Items to be voted appear on reverse side.)

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 19, 2009.
Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/kycn
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND
RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------------------------------------------------------------------

A.	Election of Directors – The Board of Directors recommends a vote FOR all the nominees listed
1.	Nominees:
         For               Withhold                                                                             For              Withhold                                                               For           Withhold
01 – Dr. Thomas E. Barry	☐	☐	02 – Paul M. Bass, Jr.	☐	☐	03 – Glenn R. Simmons	☐	☐
04 – Steven L. Watson	☐	☐	05 – Donald P. Zima	☐	☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

B.	Non-Voting Items

Change of Address - Please print new address below.

C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity.  Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

     Date (mm/dd/yyyy) – Please print date below.                              Signature 1 – Please keep signature within the box.                         Signature 2 – Please keep signature within the box.
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